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                         JOSEFINA C. DE LA CRUZ, C.P.A.
                           A Professional Corporation


Josefina C. de la Cruz, CPA                        2700 N Main Street, Suite 900
Rebecca Q. Masinsin, CPA                           Santa Ana, CA 92705
Sheryl T. Tacto, CPA                               Tel. No. (714) 558-8703
Timothy Vo, CPA
Marissa B. Zacarias, IT Manager
                                                   Fax No. (714) 558-7940


                                  June 28, 2001


Re:  Berten USA Holdings, Inc.


To Whom It May Concern:

The firm of Josefina de la Cruz, C.P.A., P.C. consents to the inclusion of their report on March 21, 2001, on the Financial Statements of Berten USA Holdings, Inc., as of December 31, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


Very truly yours,



/S/ Josefina de la Cruz
---------------------------
Josefina de la Cruz
Certified Public Accountant